IAC REPORTS Q4 2025

•People Inc. Q4 Digital revenue delivered highest growth in five quarters at 14% with full-year Digital revenue rising 10% to $1.1 billion
•Strong full-year People Inc. Operating Income of $186 million and Adjusted EBITDA of $331 million (excluding certain items)
•IAC returned capital in Q4 through 1.0 million share repurchases for $37 million since Q3 2025 earnings
•Expanded strategic investment with the purchase of an additional 1 million shares of MGM for $40 million

NEW YORK— February 3, 2026—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a Q4 2025 earnings presentation on the Investor Relations section of its website at ir.iac.com.

“The fourth quarter capped a year of disciplined execution and solid performance across IAC. People Inc. drove the fastest digital revenue growth we’ve seen in over a year, even amidst AI-driven disruption,” said Barry Diller, Chairman and Senior Executive, IAC.
Continued Mr. Diller, “We’re doing what we set out to do—over the past year we deployed $337 million back into our Company and increased our ownership in MGM, a business that we believe will never be disintermediated. And we’ll continue to execute our plan to simplify IAC, enhance our cash position, and allocate capital thoughtfully and opportunistically, as we have for over 30 years.”

IAC SUMMARY RESULTS
($ in millions except per share amounts)

	Q4 2025	Q4 2024	Growth

Revenue	$646.0	$721.4	-10%
Operating (loss) income	(113.4)	48.1	NM
Unrealized gain (loss) on investment in MGM Resorts International	118.5	(287.4)	NM
Net loss	(76.8)	(199.0)	61%
Diluted loss per share	(0.99)	(2.42)	59%
Adjusted EBITDA	141.6	109.9	29%
See reconciliations of GAAP to non-GAAP measures beginning on page 16.

Q4 2025 SUMMARY

•People Inc.

◦Digital revenue increased 14% to $355 million driven by 9% Advertising growth, 17% Performance marketing growth and 36% Licensing and other growth.
◦FY 2025 Digital revenue increased 10% to $1.1 billion.
◦Q4 2025 total operating income was $106 million and Adjusted EBITDA was $142 million.
◦FY 2025 total operating income was $213 million and Adjusted EBITDA was $357 million.
▪Excluding gains from lease amendments and severance-related costs recognized earlier in 2025, full year 2025 operating income would have been $186 million and Adjusted EBITDA would have been $331 million.
◦On December 5, 2025, People Inc. announced a strategic content partnership with Meta as the first lifestyle publisher to make real-time content available to Meta AI users across several categories including entertainment, home, food, health, and finance. In addition to Meta, People Inc. has AI partnerships with OpenAI and Microsoft.

•Between November 1, 2025 and February 2, 2026, the Company repurchased 1.0 million common shares for an aggregate of $37 million. Over the last year, the Company repurchased 8.2 million common shares for an aggregate of $337 million.

•In Q4 2025, IAC purchased an additional 1.0 million shares of MGM for an aggregate of $40 million and now holds 65.8 million shares of MGM.

•Care.com

◦Revenue was $86 million, down 9% driven primarily by softness in Enterprise.
◦Operating loss was $191 million and Adjusted EBITDA was $19 million. Operating loss reflects a $207 million non-cash goodwill impairment.

•Emerging Other

◦Q4 revenue increased 18% to $20 million due to 50% growth at The Daily Beast and 2% growth at Vivian Health (first quarter of growth since Q3 2024).
◦Q4 operating income increased $10 million to $3 million and Adjusted EBITDA increased $10 million to a profit of $3 million, driven by profits at both Vivian Health and The Daily Beast in Q4 2025 versus losses in Q4 2024 and the elimination of costs related to a legacy business legal matter settled in Q3 2025.

•See the FY 2026 outlook detail on page 15.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2025	Q4 2024	Growth
Revenue
People Inc.	$511.8	$522.1	-2%
Care.com	85.7	93.7	-9%
Search	29.0	89.2	-68%
Emerging & Other	19.6	16.6	18%
Intersegment eliminations	(0.0)	(0.1)	53%
Total Revenue	$646.0	$721.4	-10%
Operating income (loss)
People Inc.	$106.0	$87.3	21%
Care.com	(191.1)	3.5	NM
Search	0.2	6.0	-96%
Emerging & Other	2.6	(7.2)	NM
Corporate	(31.1)	(41.5)	25%
Total Operating (loss) income	$(113.4)	$48.1	NM
Adjusted EBITDA
People Inc.	$142.2	$130.1	9%
Care.com	18.6	7.9	135%
Search	0.2	6.0	-96%
Emerging & Other	3.2	(6.7)	NM
Corporate	(22.6)	(27.5)	18%
Total Adjusted EBITDA	$141.6	$109.9	29%

People Inc.
Revenue

($ in millions, rounding differences may occur)	Q4 2025	Q4 2024	Growth
Revenue
Digital	$354.8	$310.6	14%
Print	168.5	217.9	-23%
Intersegment eliminations	(11.4)	(6.5)	-77%
Total	$511.8	$522.1	-2%
•Revenue of $511.8 million decreased 2% year-over-year reflecting:

◦14% Digital revenue growth driven by:

▪Advertising revenue increased 9% reflecting:
•Higher premium advertising revenue due primarily to the Health and Pharmaceuticals, Finance, and Media and Entertainment categories as well as increased contribution from D/Cipher+
•Lower programmatic advertising revenue due to lower impression volumes driven by 13% declines in Core Sessions, due primarily to the impact of the growing prominence of Google AI Overviews on Google search sessions, and an increased portion of impression volume consumed by premium advertising, partially offset by higher rates

▪Performance marketing revenue increased 17%, driven by 21% affiliate commerce growth resulting from a combination of higher transaction volumes and volume-related retailer incentive programs, partially offset by revenue declines from services, concentrated primarily in the Finance category

▪Licensing and other revenue increased 36% due primarily to improved performance from Apple News+ and content syndication partners as well as the addition of the Meta partnership (signed in Q4 2025)

◦23% Print revenue decline driven by the benefit of political advertising in Q4 2024 from an agency business, as well as the ongoing portfolio optimization and the continued migration of audience and advertising spend from print to digital

Operating Income (Loss) and Adjusted EBITDA

($ in millions, rounding differences may occur)	Q4 2025	Q4 2024	Growth
Operating income (loss)
Digital	$112.3	$90.3	24%
Print	7.8	16.6	-53%
Other	(14.0)	(19.6)	28%
Total	$106.0	$87.3	21%
Adjusted EBITDA
Digital	$137.9	$122.6	12%
Print	13.0	23.0	-44%
Other	(8.7)	(15.5)	44%
Total	$142.2	$130.1	9%

•Operating income of $106.0 million increased 21% reflecting:

•Digital operating income increased 24% to $112.3 million reflecting:
◦Adjusted EBITDA increased 12% to $137.9 million due to the revenue growth and $4.0 million of severance-related costs in Q4 2024, partially offset by higher online marketing spend and investments in Q4 2025 related to D/Cipher+ and new products (including the PEOPLE app)
◦$8.0 million lower amortization of intangibles due to certain definite-lived intangible assets that became fully amortized in 2024

•Print operating income decreased 53% to $7.8 million reflecting:
◦Adjusted EBITDA declined 44% to $13.0 million due to the lower revenue and an increased provision for credit losses, partially offset by lower operating expenses resulting from continued cost rationalization and the inclusion of $6.4 million of severance-related costs in Q4 2024
◦$1.0 million lower amortization of intangibles

•Other operating loss decreased 28% to $14.0 million due primarily to 44% lower Adjusted EBITDA losses reflecting:
◦A $4.0 million gain related to the sale of an aircraft
◦Lower operating costs including $2.5 million of severance-related costs in Q4 2024
◦Partially offset by Google litigation costs in Q4 2025

Care.com
•Revenue decreased 9% to $85.7 million reflecting:
◦4% lower Consumer revenue driven by a decline in the number of subscriptions on the Care.com platform compared to Q4 2024

◦13% decrease in Enterprise revenue primarily driven by lower overall product utilization

•Operating loss of $191.1 million compared to operating income of $3.5 million in Q4 2024 reflecting:

◦A $207.5 million non-cash goodwill impairment based on the Company’s Q4 2025 estimate of fair value
◦Partially offset by Adjusted EBITDA increasing 135% to $18.6 million reflecting:
▪Lower operating expenses including:
•$9.3 million in net legal accruals in Q4 2024 related to the resolution of certain legal matters
•Lower compensation costs, selling and marketing expense and professional fees
▪Partially offset by lower revenue

Search
•Revenue decreased 68% to $29.0 million reflecting:

◦71% decline at Ask Media Group due to frequent Google algorithm changes and policy updates, resulting in a reduction in marketing through affiliate channels, which drove fewer visitors to our ad-supported search and content websites

◦51% decrease at Desktop (legacy desktop search software business)

•Operating income and Adjusted EBITDA both decreased 96% to $0.2 million due to lower revenue, partially offset by lower traffic acquisition costs and online marketing as well as lower compensation costs

Emerging & Other
•Revenue increased 18% to $19.6 million reflecting:
◦50% higher revenue from The Daily Beast
◦2% higher revenue from Vivian Health

•Operating income of $2.6 million compared to a loss of $7.2 million in Q4 2024 reflecting:
◦Adjusted EBITDA profits of $3.2 million compared to losses of $6.7 million in Q4 2024 driven by:
▪$5.0 million lower legal fees for litigation that concluded in Q3 2025 related to a legacy business
▪Profits at both Vivian Health and The Daily Beast as compared to losses in Q4 2024

Corporate
•Operating loss decreased $10.4 million to $31.1 million reflecting:
◦$4.8 million lower Adjusted EBITDA losses to $22.6 million primarily due to lower professional fees and compensation costs, as well as $3.3 million of transaction-related costs in Q4 2024 related to the spin-off of Angi Inc.
◦$5.5 million lower stock-based compensation expense due primarily to inclusion of expense in Q4 2024 related to the former IAC CEO’s restricted stock award which was forfeited on January 13, 2025

Investment in MGM
IAC holds 65.8 million shares of MGM, which were purchased for $1.3 billion, and were valued at $2.2 billion as of February 2, 2026. Net earnings (loss) and diluted earnings (loss) per share reflect changes in MGM’s share price as unrealized gains and losses and, as a result, can be very volatile, which reduces their ability to be effective measures to assess operating performance.

Other income, net

During Q4 2025, we recorded a $13.4 million reduction in the non-operating loss of $32.6 million that was recorded in Q3 2025 due to an adverse jury verdict related to the disputed allocation of a gain on a real estate transaction that was initially recorded in 2015; the $13.4 million reduction in loss follows the court’s ruling in Q4 2025 that the plaintiffs are not entitled to statutory prejudgment interest.

Income Taxes
The Company recorded an income tax expense of $78.3 million in Q4 2025 with an effective tax rate significantly higher than the statutory rate due primarily to the non-deductible portion of the goodwill impairment at Care.com. In Q4 2024, the Company recorded an income tax benefit of $61.8 million for an effective tax rate of 23%, which was higher than the statutory rate due primarily to state taxes.

Free Cash Flow
For the twelve months ended December 31, 2025, net cash provided by operating activities attributable to continuing operations was $64.0 million, a $128.4 million decrease from net cash provided by operating activities attributable to continuing operations for the twelve months ended December 31, 2024. Free Cash Flow decreased $132.6 million to $44.8 million due primarily to unfavorable working capital in the current year relative to favorable working capital in the prior year and higher capital expenditures, partially offset by higher Adjusted EBITDA. The change in working capital is primarily due to $47.4 million of payments in 2025 at People Inc. related to amendments of a lease to surrender certain office space early, a decrease in accrued compensation costs in 2025 compared to an increase in 2024, a lower decrease in hosting arrangement prepayments in 2025 compared to 2024 due to payment timing changes beginning in 2024, and payments related to previously accrued legal matters, primarily at Care.com.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2025	2024
Net cash provided by operating activities attributable to continuing operations	$64.0	$192.5
Capital expenditures	(19.2)	(15.0)
Free cash flow	$44.8	$177.4

CONFERENCE CALL
IAC will host a conference call to answer questions regarding its fourth quarter results on Wednesday, February 4, 2026, at 8:30 a.m. Eastern Time. This conference call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The conference call will be open to the public at ir.iac.com.

LIQUIDITY AND CAPITAL RESOURCES
As of December 31, 2025:
•IAC had 77.3 million shares of common stock and Class B common stock outstanding.
•The Company had $960.2 million in cash and cash equivalents of which IAC held $675.9 million and People Inc. held $284.3 million.
•The Company had $1.4 billion in long-term debt, which is the obligation of People Inc.
◦As of December 31, 2025, the weighted average maturity of People Inc.’s long-term debt was 6.0 years with a weighted average borrowing cost of 7.1%.
◦As of December 31, 2025, People Inc.’s net consolidated leverage ratio defined in its credit agreement remained below 4.0x, providing People Inc. and IAC with increased financial flexibility.
•IAC owned 65.8 million shares of MGM.

Between November 1, 2025 and February 2, 2026, the Company repurchased 1.0 million common shares for an aggregate of $37.0 million.
As of January 30, 2026, IAC had 5.5 million shares remaining in its share repurchase authorization approved by the board of directors in March of 2025.
Share repurchases can be made over an indefinite period of time in the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, price and future outlook.

OPERATING METRICS
($ in millions; rounding differences may occur)

	Q4 2025	Q4 2024	Growth

People Inc.
Revenue
Advertising revenue	$209.9	$191.8	9%
Performance marketing revenue	101.2	86.5	17%
Licensing and other revenue	43.8	32.3	36%
Total Digital Revenue	354.8	310.6	14%
Print Revenue	168.5	217.9	-23%
Intersegment eliminations	(11.4)	(6.5)	-77%
Total Revenue	$511.8	$522.1	-2%
Digital metrics
Total Sessions (in millions)	2,241	2,666	-16%
Core Sessions (in millions)	2,021	2,327	-13%

Care.com
Revenue
Consumer	$43.2	$45.0	-4%
Enterprise	42.5	48.6	-13%
Total Revenue	$85.7	$93.7	-9%

Search
Revenue
Ask Media Group	$21.6	$74.0	-71%
Desktop	7.4	15.2	-51%
Total Revenue	$29.0	$89.2	-68%

See metric definitions on page 20

DILUTIVE SECURITIES
IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

	Shares	Avg Exercise Price	As of 02/02/26	Dilution at:

Share Price			$37.02	$40.00	$45.00	$50.00	$55.00

Absolute Shares as of 02/02/26	76.8		76.8	76.8	76.8	76.8	76.8

RSUs, PSUs and subsidiary denominated equity awards	3.1		1.0	1.0	1.0	1.0	1.0
Options	0.4	$11.63	0.1	0.1	0.1	0.1	0.1
Total Dilution			1.1	1.1	1.1	1.1	1.1
% Dilution			1.4%	1.4%	1.4%	1.4%	1.4%
Total Diluted Shares Outstanding			77.9	77.9	77.9	77.9	77.9
The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were exercised or vested on February 2, 2026, withholding taxes payable by the Company on behalf of the employees upon net settlement would have been $51.8 million (of which approximately 40% would be payable for awards currently vested and those vesting on or before December 31, 2026), assuming a stock price of $37.02 and a 50% withholding rate. The table above assumes no change in the fair value estimate of subsidiary denominated equity awards from the values used at December 31, 2025. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

GAAP FINANCIAL STATEMENTS
IAC CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024

Revenue	$645,979	$721,438	$2,393,189	$2,622,121
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	195,054	246,533	809,765	1,002,412
Selling and marketing expense	173,108	190,017	728,220	738,225
General and administrative expense	105,987	136,820	418,523	499,091
Product development expense	46,497	57,756	196,021	228,327
Depreciation	8,588	10,113	37,510	40,838
Amortization of intangibles	22,663	32,113	93,115	141,906
Goodwill impairment	207,451	—	207,451	—
Total operating costs and expenses	759,348	673,352	2,490,605	2,650,799
Operating (loss) income	(113,369)	48,086	(97,416)	(28,678)
Interest expense	(26,910)	(31,909)	(120,027)	(135,719)
Unrealized gain (loss) on investment in MGM Resorts International	118,527	(287,373)	119,175	(649,178)
Other income, net	24,281	7,708	16,359	98,536
Earnings (loss) from continuing operations before income taxes	2,529	(263,488)	(81,909)	(715,039)
Income tax (provision) benefit	(78,301)	61,797	(34,848)	141,871
Net loss from continuing operations	(75,772)	(201,691)	(116,757)	(573,168)
(Loss) earnings from discontinued operations, net of tax	(26)	2,301	15,287	39,838
Net loss	(75,798)	(199,390)	(101,470)	(533,330)
Net (earnings) loss attributable to noncontrolling interests	(996)	413	(2,556)	(6,567)
Net loss attributable to IAC shareholders	$(76,794)	$(198,977)	$(104,026)	$(539,897)

Per share information from continuing operations:
Basic loss per share	$(0.99)	$(2.53)	$(1.46)	$(6.89)
Diluted loss per share	$(0.99)	$(2.45)	$(1.46)	$(6.89)

Per share information attributable to IAC common stock and Class B common stock shareholders:
Basic loss per share	$(0.99)	$(2.50)	$(1.30)	$(6.49)
Diluted loss per share	$(0.99)	$(2.42)	$(1.30)	$(6.49)

Stock-based compensation expense by function:
Cost of revenue	$483	$462	$1,644	$2,219
Selling and marketing expense	1,028	708	3,922	2,636
General and administrative expense	13,830	17,494	23,303	68,991
Product development expense	905	937	3,444	3,899
Total stock-based compensation expense	$16,246	$19,601	$32,313	$77,745

IAC CONSOLIDATED BALANCE SHEET (UNAUDITED)
($ in thousands)

	December 31,
	2025	2024

ASSETS
Cash and cash equivalents	$960,211	$1,381,736
Accounts receivable, net	448,814	483,020
Other current assets	135,725	125,208
Current assets of discontinued operations	—	495,072
Total current assets	1,544,750	2,485,036

Buildings, land, equipment, leasehold improvements and capitalized software, net	287,393	313,197
Goodwill	1,791,475	1,993,302
Intangible assets, net of accumulated amortization	465,860	554,473
Investment in MGM Resorts International	2,401,858	2,242,672
Long-term investments	409,240	438,534
Other non-current assets	230,153	324,901
Non-current assets of discontinued operations	—	1,336,529
TOTAL ASSETS	$7,130,729	$9,688,644

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$24,500	$35,000
Accounts payable, trade	37,519	53,672
Deferred revenue	50,315	56,560
Accrued expenses and other current liabilities	448,533	509,299
Current liabilities of discontinued operations	—	231,661
Total current liabilities	560,867	886,192

Long-term debt, net	1,401,324	1,435,007
Deferred income taxes	148,602	153,850
Other long-term liabilities	230,913	372,950
Non-current liabilities of discontinued operations	—	536,257

Redeemable noncontrolling interests	25,264	25,415

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common stock, $0.0001 par value	8	8
Class B common stock, $0.0001 par value	1	1
Additional paid-in capital	5,959,692	6,380,700
Accumulated deficit	(643,000)	(538,974)
Accumulated other comprehensive loss	(11,842)	(11,396)
Treasury Stock	(571,032)	(252,441)
Total IAC shareholders' equity	4,733,827	5,577,898
Noncontrolling interests	29,932	701,075
Total shareholders' equity	4,763,759	6,278,973
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$7,130,729	$9,688,644

IAC CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)
($ in thousands)

	Twelve Months Ended December 31,
	2025	2024

Cash flows from operating activities attributable to continuing operations:
Net loss	$(101,470)	$(533,330)
Less: Earnings from discontinued operations, net of tax	15,287	39,838
Net loss attributable to continuing operations	(116,757)	(573,168)
Adjustments to reconcile net loss attributable to continuing operations to net cash provided by operating activities attributable to continuing operations:
Goodwill impairment	207,451	—
Amortization of intangibles	93,115	141,906
Depreciation	37,510	40,838
Non-cash lease expense (including right-of-use asset impairments)	36,683	38,663
Stock-based compensation expense	32,313	77,745
Deferred income taxes	27,596	(156,659)
Loss related to the allocation of a disputed gain on a real estate transaction	19,189	—
Net losses (gains) on sales of investments and businesses (including unrealized losses on investments)	17,675	(10,493)
Unrealized (gain) loss on investment in MGM Resorts International	(119,175)	649,178
Net gains on amendments and early termination of lease agreements	(42,193)	(232)
Unrealized increase in the estimated fair value of a warrant	—	(20,393)
Other adjustments, net	11,689	(1,619)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	14,166	(6,398)
Other assets	1,372	74,929
Operating lease liabilities	(88,662)	(51,031)
Accounts payable and other liabilities	(58,594)	(8,732)
Income taxes payable and receivable	(2,259)	2,738
Deferred revenue	(7,084)	(4,809)
Net cash provided by operating activities attributable to continuing operations	64,035	192,463
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(19,201)	(15,014)
Allocation of cash to Angi Inc. in the spin-off	(386,563)	—
Purchase of MGM Resorts International common shares	(40,011)	—
Net proceeds from the sales of investments and businesses	11,359	177,163
Purchase of investments	—	(53)
Proceeds from the sale of a portion of the retirement investment fund	13,934	2,326
Purchase of retirement investment fund	—	(15,968)
Net proceeds from sales of fixed assets	17,458	12,751
Proceeds from maturities of marketable debt securities	—	375,000
Purchases of marketable debt securities	—	(221,788)
Net collections of notes receivable	—	11,834
Other, net	(1,591)	985
Net cash (used in) provided by investing activities attributable to continuing operations	(404,615)	327,236
Cash flows from financing activities attributable to continuing operations:
Principal payments on Term Loans	(1,434,523)	(67,964)
Net proceeds from Term Loans refinancing	991,451	7,964
Proceeds from the issuance of the 2032 Notes	400,000	—
Debt issuance and deferred financing costs	(12,937)	(15)
Purchases of treasury stock	(315,041)	—
Withholding taxes paid on behalf of employees on net settled stock-based awards	(79,996)	(14,976)
Other, net	43	(1,897)
Net cash used in financing activities attributable to continuing operations	(451,003)	(76,888)
Total cash (used in) provided by continuing operations	(791,583)	442,811
Net cash (used in) provided by operating activities attributable to discontinued operations	(2,758)	162,055
Net cash used in investing activities attributable to discontinued operations	(12,499)	(50,411)
Net cash used in financing activities attributable to discontinued operations	(14,343)	(52,211)
Total cash (used in) provided by discontinued operations	(29,600)	59,433
Effect of exchange rate changes on cash and cash equivalents and restricted cash	759	(1,230)
Net (decrease) increase in cash and cash equivalents and restricted cash	(820,424)	501,014
Cash and cash equivalents and restricted cash at beginning of period	1,807,255	1,306,241
Cash and cash equivalents and restricted cash at end of period	$986,831	$1,807,255

FULL YEAR 2026 OUTLOOK

Please find below our full year 2026 outlook. IAC builds businesses and creates shareholder value with a long-term perspective. As stewards of shareholder capital, we do not manage our businesses or optimize results on a quarterly basis and have long believed full year performance is the best indicator of progress along the path toward value creation. Given heightened market volatility and macroeconomic uncertainty, we have determined quarterly earnings guidance no longer provides investors with a useful indicator of our businesses’ execution, progress, or overall performance. Accordingly, we will no longer provide quarterly outlooks and will continue to focus on long-term strategic priorities. Our outlook reflects management’s current expectations and is subject to risks and uncertainties. Actual results may differ materially, and our expectations may not materialize as anticipated.
With that caution in mind, here’s our current full year 2026 outlook:

($ in millions)	FY 2026 Outlook

Adjusted EBITDA (a)
People Inc.	$310-$340
Care.com	45-55
Search	(5)-10
Emerging & Other	0-10
Corporate	(90-80)
Total Adjusted EBITDA	$260-$335

Stock-based compensation expense	(55-50)
Depreciation	(30-25)
Amortization of intangibles	(80-70)
Total Operating income	$95-$190

(a) Guidance assumes no future expenses related to severance, transactions costs or non-cash lease impairments.

Full year 2026 Observations

•People Inc. – Expect both Digital revenue and Digital Adjusted EBITDA to grow mid-to-high single-digits in 2026. Corporate expenses expected to exceed Print Adjusted EBITDA by $15 million due to estimated Google litigation expense. In aggregate, guiding to $310-$340 million of consolidated People Inc. Adjusted EBITDA.
•Care.com – Return to revenue growth in 2026.
•Search – Uncertain future given the disruptions in the search ecosystem and potential Google contract changes.
•Emerging & Other – Revenue and Adjusted EBITDA growth driven by Vivian Health and The Daily Beast.

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)
IAC RECONCILIATION OF PEOPLE INC.’S OPERATING INCOME TO ADJUSTED EBITDA EXCLUDING CERTAIN ITEMS

($ in millions)	FY 2025

Operating income	$213
Certain Items	(26)
Operating Income excluding Certain Items	$187
Stock-based compensation expense	28
Depreciation	27
Amortization of intangibles	89
Adjusted EBITDA excluding Certain Items (a)	$331

(a) Excludes approximately $41 million of net gains from amendments of a lease to surrender certain office space early in Q1 2025 and Q3 2025 and $15 million in severance-related costs in Q3 2025.

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA

	For the three months ended December 31, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill impairment	Adjusted EBITDA
People Inc.
Digital	$112.3	$3.5	$3.9	$18.2	$—	$137.9
Print	7.8	0.4	1.1	3.6	—	13.0
Other	(14.0)	4.1	1.3	—	—	(8.7)
Total People Inc.	106.0	8.0	6.3	21.9	—	142.2
Care.com	(191.1)	1.1	0.3	0.8	207.5	18.6
Search	0.2	—	—	—	—	0.2
Emerging & Other	2.6	0.6	—	—	—	3.2
Corporate	(31.1)	6.5	1.9	—	—	(22.6)
Total	$(113.4)	$16.2	$8.6	$22.7	$207.5	$141.6

	For the three months ended December 31, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$90.3	$2.3	$3.7	$26.2	$122.6
Print	16.6	0.4	1.5	4.6	23.0
Other	(19.6)	3.3	0.8	—	(15.5)
Total People Inc.	87.3	6.0	6.0	30.8	130.1
Care.com	3.5	1.2	2.0	1.3	7.9
Search	6.0	—	—	—	6.0
Emerging & Other	(7.2)	0.5	—	—	(6.7)
Corporate	(41.5)	12.0	2.0	—	(27.5)
Total	$48.1	$19.6	$10.1	$32.1	$109.9

IAC RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2025
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Goodwill impairment	Adjusted EBITDA
People Inc.
Digital	$206.6	$11.6	$14.6	$74.5	$—	$307.2
Print	28.9	1.8	5.2	14.7	—	50.5
Other	(22.9)	15.1	7.2	—	—	(0.6)
Total People Inc.	212.6	28.4	26.9	89.2	—	357.1
Care.com	(171.5)	4.4	2.5	3.9	207.5	46.8
Search	10.2	—	—	—	—	10.2
Emerging & Other	(32.4)	4.6	—	—	—	(27.7)
Corporate	(116.4)	(5.1)	8.1	—	—	(113.4)
Total	$(97.4)	$32.3	$37.5	$93.1	$207.5	$273.0

	For the twelve months ended December 31, 2024
	Operating Income (Loss)	Stock-based Compensation Expense	Depreciation	Amortization of Intangibles	Adjusted EBITDA
People Inc.
Digital	$146.8	$10.1	$15.9	$116.5	$289.4
Print	24.6	2.0	7.3	19.9	53.8
Other	(64.6)	13.7	3.1	—	(47.8)
Total People Inc.	106.9	25.8	26.3	136.4	295.4
Care.com	29.2	4.6	6.0	5.5	45.2
Search	17.4	—	0.1	—	17.5
Emerging & Other	(37.7)	1.6	0.1	—	(36.0)
Corporate	(144.4)	45.7	8.4	—	(90.3)
Total	$(28.7)	$77.7	$40.8	$141.9	$231.8

PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). Adjusted EBITDA is our primary segment measure of profitability; it and Free Cash Flow are among the metrics by which we evaluate the performance of our businesses, and our internal budgets are based and may also impact management compensation. We believe that investors and analysts should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted EBITDA (Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, if applicable. We believe this measure is useful for investors and analysts as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to analysts and investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans that are denominated in IAC common shares and expense related to awards denominated in the equity of certain subsidiaries of the Company. These expenses are not paid in cash, and we view the economic costs of stock-based awards to be the dilution to our share base; the related shares are included in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method. The Company currently settles all stock-based awards on a net basis; whereby IAC remits from its current funds the required tax-withholding on behalf of employees for net-settled awards.

Please see page 11 for a summary of our dilutive securities, including stock-based awards as of February 2, 2026, and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, equipment, leasehold improvements and capitalized software and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of acquisition, the identifiable definite-lived intangible assets of the acquired company are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report liabilities for the portion of the purchase price of acquisitions, if applicable, that is contingent upon the financial performance and/or operating targets of the acquired company at fair value that are recognized in “General and administrative expense” in the statement of operations. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions
People Inc.

Digital Revenue – Includes Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Advertising revenue – primarily includes revenue generated from digital advertisements and intent-based advertising targeting capabilities (D/Cipher+), which are sold directly to advertisers or through advertising agencies and programmatic advertising networks.

(b) Performance Marketing revenue – includes commissions generated through affiliate commerce, performance marketing services and affinity marketing channels. Affiliate commerce commission revenue is generated when People Inc.’s branded content refers consumers to commerce partner websites resulting in a purchase or transaction. Performance marketing services commission revenue is generated on a cost-per-click or cost-per-action basis. Affinity marketing programs are arrangements where People Inc. acts as an agent for both People Inc. and third-party publishers to market and place magazine subscriptions online for which commission revenue is earned when a subscriber name has been provided to the publisher.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing and similar agreements. Brand licensing generates royalties from long-term trademark licensing agreements with retailers, service providers, publishers and manufacturers. Content licensing royalties are earned from our relationship with Apple News+ as well as other content use and distribution relationships, including utilization in large-language models and other artificial intelligence-related activities.

Print Revenue – Primarily includes subscription, advertising, project and other, newsstand and performance marketing revenue. Project and other revenue includes revenue from advertising agency related revenue and custom publishing. Performance marketing revenue includes revenue from marketing third-party magazine subscriptions.

Total Sessions – Represents unique visits to all sites that are part of People Inc.’s network.

Core Sessions – Represents a subset of Total Sessions that comprises unique visits to People Inc.’s most significant (in terms of investment) owned and operated sites as follows:

PEOPLE	InStyle	Simply Recipes
Allrecipes	Food & Wine	Serious Eats
Investopedia	Martha Stewart	EatingWell
Better Homes & Gardens	Byrdie	Parents
Verywell Health	REAL SIMPLE	Verywell Mind
The Spruce	Southern Living	Health
Travel + Leisure

Care.com

Consumer Revenue - Consists of revenue primarily generated through subscription fees from families and caregivers, both domestically and internationally, for its suite of products and services. Consumer revenue also includes revenue generated through Care.com’s comprehensive household payroll and tax support services (HomePay) as well as through contracts with businesses that advertise on its platform.

Enterprise Revenue - Consists of revenue generated primarily through annual contracts with businesses (Care for Business) (employers or re-sellers) who provide access to Care.com’s suite of products and services as an employee benefit.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue. The majority of the paid listings displayed by Ask Media Group is supplied to us by Google Inc. (“Google”) pursuant to our services agreement with Google. The service agreement expires by its terms on March 31, 2026.

Desktop Revenue - Consists of revenue generated by applications distributed through both business-to-business partnerships and direct-to-consumer marketing.

OTHER INFORMATION
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release and the IAC conference call, which will be held at 8:30 a.m. Eastern Time on Wednesday, February 4, 2026, may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans," “guidance” and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: the future financial performance of IAC and its businesses, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to compete with artificial intelligence (“AI”) technology and the disruption across marketing and publishing driven by AI-enabled search features, including Google AI Overviews, (ii) unstable market and economic conditions (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, as well as geopolitical conflicts, (iii) our ability to market our products and services in a successful and cost-effective manner, (iv) the visibility of our products and services in search results and related features, (v) changes in our relationship with (or policies implemented by) Google, (vi) the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vii) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (viii) the ability of our Digital business to successfully expand the digital reach of our portfolio of publishing brands, (ix) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores, advertising networks and social media platforms, (x) risks related to our Print business including declining revenue, increases in paper and postage costs, reliance on a single supplier to print our magazines and potential increases in pension plan obligations, (xi) our ability to establish and maintain relationships with quality and trustworthy caregivers, (xii) our ability to access, collect, use and protect the personal data of our users and subscribers, (xiii) our ability to engage directly with users, subscribers, consumers and caregivers on a timely basis, (xiv) the ability of our Chairman and Senior Executive and certain members of his family to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xv) risks related to our liquidity and indebtedness (the impact of our indebtedness on our ability to operate our business, our ability to generate sufficient cash to service our indebtedness and interest rate risk), (xvi) our inability to freely access the cash of People Inc. and its subsidiaries, (xvii) dilution with respect to investments in IAC, (xviii) our ability to compete, (xix) our ability to build, maintain and/or enhance our various brands, (xx) our ability to protect our systems, technology and infrastructure from cyberattacks (including cyberattacks experienced by third parties with whom we do business), (xxi) the occurrence of data security breaches and/or fraud, (xxii) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxiii) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxiv) changes in key personnel and risks related to leadership transitions and (xxv) changes to our capital deployment strategy. Certain of these and other risks and uncertainties are described in IAC’s filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report on Form 10-K filed with the SEC on February 28, 2025, and subsequent reports that IAC files with the SEC. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those expressed in any forward-looking statements we may make. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

About IAC
IAC (NASDAQ: IAC) builds companies. We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands. From the single seed that started as IAC nearly three decades ago have emerged 10 independent, public-traded companies and generations of exceptional leaders. We will always evolve, but our basic principles of financially-disciplined opportunism will never change. IAC is today comprised of category-leading businesses People Inc. and Care.com among others and holds strategic equity positions in MGM Resorts International and Turo Inc. IAC is headquartered in New York City.
Contact Us
IAC Investor Relations
Mark Schneider
(212) 314-7400
IAC Corporate Communications
Valerie Combs
(212) 314-7251
IAC
555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com